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Contact:       MARK A. SPEIZER                              GREGORY S. SAUNDERS
               Chairman and Chief Executive Officer         Executive Vice President, Chief Financial Officer
               (650) 872-6772                               (650) 246-3396
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                     NATIONAL INSURANCE GROUP CHANGES NAME
              TO NATIONAL INFORMATION GROUP; DIRECTORS RE-ELECTED

     South San Francisco, California -- National Insurance Group announced today that its corporate name has been changed to National Information Group, effective June 15, 1998. The name change was approved by the shareholders at the annual meeting of shareholders held earlier today. The Company stock will continue to be traded under NAIG on the NASDAQ National Market.

     "The National Information Group name more accurately reflects our business, which is utilizing information technology to provide value-added, bundled services to mortgage bankers and other financial institutions," says Mark A. Speizer, Chairman of the Board and Chief Executive Officer of National Information Group.

     In addition, shareholders re-elected National Information Group's Board of Directors. The members of the Board of Directors are Bard E. Bunaes, Chairman and Chief Executive Officer of Constitution Reinsurance Corporation; Bruce A. Cole, President of National Information Group; Lawrence M. Goodman, Principal of LMG Associates; Saul B. Jodel, Chairman of the Board and CEO of The Original San Francisco Toymakers, Inc.; and Mark A. Speizer, Chairman of the Board and Chief Executive Officer of National Information Group.

     National Information Group furnishes information services through technology, outsourcing services and specialized insurance products to financial institutions. The Company's products and services include flood zone determination services, real estate tax data management services, computerized tracking of insurance for leased collateral and mortgages, and outsourcing services for certain tasks related to customers' loan or lease portfolios.

     The Company also provides lender-placed hazard, REO hazard, collateral protection, automobile physical damage and flood insurance. National's products are provided through its wholly owned subsidiaries: Pinnacle Data Corporation, Pinnacle Real Estate Tax Services, Inc., Pinnacle Management Solutions Insurance Services, Fastrac(R) Systems, Inc. and Great Pacific Insurance Company.